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                                                                    EXHIBIT 12.2


                           CONAGRA RED MEAT BUSINESS
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                             Fiscal Year Ended    Thirteen Weeks Ended
                                                May 26, 2002        August 25, 2002
                                             -----------------    --------------------
Fixed Charges as Defined:
Allocated Finance Charges                        $ 55,239                $10,765
Interest expense                                    1,064                    129
Capitalized interest                                  214                     --
One third of non-cancelable lease rent              6,627                  1,590
                                                 --------              ---------
Total fixed charges (A)                          $ 63,143                $12,484

Earnings as Defined:
Pretax income                                    $117,953                $34,208
Add fixed charges                                  63,143                 12,484
Less capitalized interest                            (214)                    --
                                                 --------              ---------
Earnings and fixed charges (B)                   $180,883                 46,692
Ratio of earnings to fixed charges (B/A)             2.86                   3.74
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